Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-114018


                              FIRST IPSWICH BANCORP
                            STICKER SUPPLEMENT NO. 1
                               DATED JUNE 19, 2004
                                 to be used with
                          PROSPECTUS DATED MAY 13, 2004

      Reference is made to the Prospectus dated May 13, 2004 of First Ipswich Bancorp ("Company"). During the shareholder subscription period which commenced May 14, 2004 and expired at 5:00 p.m. on June 18, 2004, Company shareholders subscribed for 70,772 shares of Common Stock. Proceeds to Company before expenses from such subscriptions were $920,036. All sales of the remaining 229,228 shares of Common Stock will be made at the subscription price of $13.00.

                              Dated: June 19, 2004